Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Starz:

We consent to the incorporation by reference in the following registration statements of Starz of our report dated April 27, 2012, except as to note 13, which is as of October 23, 2012, and except as to note 15, which is as of January 16, 2013, with respect to the consolidated balance sheets of Starz, LLC and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, cash flows, and member’s interest and noncontrolling interests for each of the years in the three-year period ended December 31, 2011, and our report dated October 23, 2012, with respect to the financial statement schedule for each of the years in the three-year period ended December 31, 2011.

Registration
Description	statement no.	Description

S-8	333-185990	Starz Transitional Stock Adjustment Plan
S-8	333-185988	Starz 2011 Nonemployee Director Incentive Plan
S-8	333-185986	Starz 2011 Incentive Plan
S-8	333-184900	Starz 2011 Incentive Plan
S-8	333-179112	Starz 2011 Incentive Plan
S-8	333-178421	Starz Transitional Stock Adjustment Plan
S-8	333-178420	Liberty Media 401(k) Savings Plan
S-8	333-177844	Starz 2011 Incentive Plan
S-8	333-177843	Starz 2011 Nonemployee Director Incentive Plan
S-8	333-176988	Starz Transitional Stock Adjustment Plan
S-8	333-176987	Liberty Media 401(k) Savings Plan

/s/ KPMG LLP

Denver, Colorado

January 16, 2013